The Gabelli Go Anywhere Trust

Initial Public Offering of Common Shares and Preferred Shares

SOLICITING DEALER AGREEMENT

THE OFFER PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

[            ], 2016, UNLESS EXTENDED

To Securities Dealers and Brokers:

The Gabelli Go Anywhere Trust (the “Fund”) is offering up to 6,000,000 common shares of beneficial interest, par value $0.001 (the “Common Shares”), and up to 2,000,000 Series A Cumulative Puttable and Callable Preferred Shares, par value $0.001 (the “Preferred Shares,” and together with the Common Shares, the “Shares”), to be offered in combinations each consisting of three Common Shares and one Preferred Share (the “Combinations”), upon the terms and subject to the conditions set forth in the Fund’s prospectus, including the statement of additional information, and any information incorporated by reference therein (the “Prospectus”), dated [            ], 2016 (the “Offer”). The Combinations and the Shares are expected to be listed on the New York Stock Exchange (“NYSE”) or NYSE MKT LLC (“NYSE MKT”). Shares will not be individually tradable on the NYSE or NYSE MKT for the first 60 days following the closing of the offering; only Combinations may be traded on the NYSE or NYSE MKT for the first 60 days following the closing of the offering. Thereafter, trading in Combinations will be suspended, the Combinations will be de-listed and the separate trading of the Shares on the NYSE or NYSE MKT will commence. However, there is no restriction at any time on separate transfers of Common Shares and Preferred Shares in any manner other than trading during the first 60 days following the closing of the offering on the NYSE or NYSE MKT. The offering price will be as set forth in the Prospectus. The initial offering period will commence on [            ], 2016 and end at 5:00 p.m., New York City time on the Expiration Date (the term “Expiration Date” means [            ], 2016, unless and until the Fund shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term “Expiration Date” with respect to the Offer will mean the latest time and date on which the Offer, as so extended by the Fund, will expire).

For the duration of the Offer, the Fund has authorized and the Distributor has agreed to re-allow a Solicitation Fee to any qualified broker or dealer executing a Soliciting Dealer Agreement who solicits purchases of Shares in connection with the Offer and who complies with the procedures described below (a “Soliciting Dealer”). Upon timely delivery to Computershare Trust Company, N.A., the Fund’s escrow agent (the “Escrow Agent”), of payment for Shares and of properly completed and executed documentation as set forth in this Soliciting Dealer Agreement, a Soliciting Dealer will be entitled to receive a fee equal to an amount per each Combination purchased set forth on Schedule I hereto, which amount shall not exceed $3.00 per Combination purchased (the “Solicitation Fee”); provided, however, that no payment shall be due until such time as set forth below. A qualified broker or dealer is a broker or dealer which is a member of a registered national securities exchange in the United States or the Financial Industry Regulatory Authority, Inc. (“FINRA”) or any foreign broker or dealer not eligible for membership who agrees to conform to the Conduct Rules of FINRA in making solicitations in the United States to the same extent as if it were a member thereof.

The Fund has authorized and the Distributor has agreed to pay the Solicitation Fees payable to the undersigned Soliciting Dealer on the terms set forth in the Distribution Agreement, dated [            ], 2016, among G.research, LLC as the distributor (the “Distributor”), the Fund and Gabelli Funds, LLC, the Fund’s investment adviser (the “Distribution Agreement”). Solicitation and other activities by Soliciting Dealers may be undertaken only in accordance with the applicable rules and regulations of the Securities and Exchange Commission and FINRA and only in those states and other jurisdictions where such solicitations and other activities may lawfully be undertaken and in accordance with the laws thereof. Compensation will not be paid for solicitations in any state or other jurisdiction in which, in the opinion of counsel to the Fund or counsel to the Distributor, such compensation may not lawfully be paid. No Soliciting Dealer shall be paid Solicitation Fees with respect to Shares purchased for its own account or for the account of any affiliate of the Soliciting Dealer. No Soliciting Dealer or any other person is authorized by the Fund or the Distributor to give any information or make any representations in connection with the Offer other than those contained in the Prospectus and other authorized solicitation material furnished by the Fund through the Distributor. No Soliciting Dealer is authorized to act as agent of the Fund or the Distributor in any connection or transaction. In addition, nothing herein contained shall constitute the Soliciting Dealers partnering with the Distributor or with one another, or becoming agents of the Distributor or of the Fund, or creating any association between such parties, or shall render the Distributor or the Fund liable for the obligations of any Soliciting Dealer. The Distributor shall be under no liability to make any payment to any Soliciting Dealer, and shall be subject to no other liabilities to any Soliciting Dealer, and no obligations of any sort shall be implied, except as set forth herein.

Soliciting Dealers shall be bound by the terms of the Escrow Agent Agreement among the Fund, the Distributor and the Escrow Agent. Soliciting Dealers shall comply with the following order submission protocol:

1.	Those persons who place orders for the purchase of Shares will be instructed by the Soliciting Dealer to make their checks, wires or money orders (collectively, “Instruments of Payment”) payable to the order of “Computershare Trust Company, N.A., Escrow Agent for The Gabelli Go Anywhere Trust,” or “Computershare, Escrow Agent for GGO,” or a recognizable contraction or abbreviation thereof, and the Soliciting Dealer may instruct such persons to remit their Instruments of Payment directly to the Escrow Agent. If the Soliciting Dealer receives an Instrument of Payment made payable to a party other than the Escrow Agent, or otherwise not conforming to the instructions set forth in the Escrow Agreement, the Soliciting Dealer shall return such Instrument of Payment directly to such subscriber in a timely fashion in accordance with applicable law. If agreed to in writing by the Distributor, Soliciting Dealers which are “$250,000 broker-dealers” may instruct their customers to make their Instruments of Payment for Shares subscribed for payable directly to the Soliciting Dealer. In such case, the Soliciting Dealer will collect the proceeds of the subscribers’ Instruments of Payment and issue an Instrument of Payment for the aggregate amount of the subscription proceeds made payable to the order of the Escrow Agent. Instruments of Payment of rejected subscribers will be promptly returned to such subscribers.

2.	Where, pursuant to a Soliciting Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and Instruments of Payment are received from subscribers, Instruments of Payment will be transmitted by noon Eastern Time of the next business day following receipt by the Soliciting Dealer to the Escrow Agent.

3.	Where, pursuant to a Soliciting Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Instruments of Payment will be transmitted by 5:00 pm Eastern Time of the next business day following receipt by the Soliciting Dealer to the office of the Soliciting Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by noon Eastern Time of the next business day following receipt at a different location by the Final Review Office such Instruments of Payment to the Escrow Agent.

4.	Instruments of Payment shall be mailed or delivered to the Escrow Agent as follows:

Check Mailing Address:	Computershare
250 Royall Street, Suite V
Canton, MA 02021
Attn: Voluntary Corporate Actions Gabelli
Ref: GGOP The Gabelli Go Anywhere Trust

Wire Instructions:	Bank of America, N.A.
ABA: 026009593
Swift Code: BOFAUS3N
Account Number: 4451027337
Account Name: Computershare Trust Company N.A. AAF The Gabelli Go Anywhere Trust Ref: GGOP

5.	If requested by the Distributor, the Soliciting Dealer shall obtain from subscribers for the Shares, other documentation reasonably deemed by the Distributor to be required under applicable law or as may be necessary to reflect the policies of the Distributor or the Fund. Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Fund. The Soliciting Dealer acknowledges that subscriptions will be effective only upon the Fund’s acceptance, and the Fund reserves the right to reject any subscription in whole or in part.

In order for a Soliciting Dealer to receive Solicitation Fees, the Distributor must have received from such Soliciting Dealer no later than 5:00 p.m., New York City time, on the Expiration Date, a properly completed and duly executed subscription materials with respect to Combinations and full payment for such Combinations. Solicitation Fees will only be paid after receipt by the Distributor of a properly completed and duly executed Soliciting Dealer Agreement, full payment for such Combinations purchased, and subscription materials designating the Soliciting Dealer in the applicable portion thereof. Solicitation Fees will be paid by the Distributor (through the Escrow Agent) to the Soliciting Dealer by check to an address designated by the Soliciting Dealer below by the twentieth business day following the day the Fund issues Shares after the Expiration Date.

All questions as to the form, validity and eligibility (including time of receipt) of this Soliciting Dealer Agreement will be determined by the Distributor, in its sole discretion, which determination shall be final and binding. Unless waived, any irregularities in connection with a Soliciting Dealer Agreement or delivery thereof must be cured within such time as the Distributor shall determine. None of the Fund, the Distributor, the Escrow Agent, or any other person will be under any duty to give notification of any defects or irregularities in any Soliciting Dealer Agreement or incur any liability for failure to give such notification.

The acceptance of Solicitation Fees from the Distributor by the undersigned Soliciting Dealer shall constitute a representation by such Soliciting Dealer to the Distributor and the Fund that: (i) it has received and reviewed the Prospectus, and has delivered the Prospectus to purchasers of Combinations and discussed with such purchasers the risks involved with an investment in the Fund and the illiquidity of the Shares as individual securities during the period in which only Combinations may be traded on an exchange; (ii) in soliciting purchases of Shares, it has complied with the applicable requirements of the Securities Act of 1933, as amended (and the applicable rules and regulations thereunder), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the applicable rules and regulations thereunder), the Investment Company Act of 1940, as amended (and the applicable rules and regulations thereunder), any applicable securities laws of any state or jurisdiction where such solicitations were made, and the applicable rules and regulations of any self-regulatory organization or registered national securities exchange; (iii) in soliciting purchases of Shares it has not published, circulated or used any soliciting materials other than the Prospectus and any other authorized solicitation material furnished by the Fund through the Distributor and has not made any written representations concerning the Fund to any holders or prospective holders of Shares other than those contained in such materials or otherwise previously authorized in writing by the Fund or the Distributor; (iv) it has not purported to act as agent of the Fund or the Distributor in any connection or transaction relating to the Offer; (v) the information contained in this Soliciting Dealer Agreement is, to its best knowledge, true and complete; (vi) it is not affiliated with the Fund; (vii) it will not accept Solicitation Fees paid by the Distributor pursuant to the terms hereof with respect to Shares purchased by the Soliciting Dealer for its own account; (viii) it will not remit, directly or indirectly, any part of Solicitation Fees paid by the Distributor pursuant to the terms hereof to any beneficial owner of Shares purchased pursuant to the Offer; and (ix) it has agreed to the amount of the Solicitation Fees and the terms and conditions set forth herein with respect to receiving such Solicitation Fees. By returning a Soliciting Dealer Agreement and accepting Solicitation Fees, a Soliciting Dealer will be deemed to have agreed to indemnify the Fund and the Distributor against losses, claims, damages and liabilities to which the Fund or Distributor may become subject as a result of the breach of such Soliciting Dealer’s representations made herein and described above.

Upon expiration of the Offer, no Solicitation Fees will be payable to Soliciting Dealers with respect to Shares purchased thereafter. For the avoidance of doubt, if the Offer is not completed pursuant to its terms, no Solicitation Fees will be payable to Soliciting Dealers.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement or, if not defined therein, in the Prospectus.

This Soliciting Dealer Agreement will be governed by the laws of the State of New York.

Please execute this Soliciting Dealer Agreement below accepting the terms and conditions hereof and confirming that you are a member firm of FINRA and certifying that you have solicited the purchase of the Shares, as described above, in accordance with the terms and conditions set forth in this Soliciting Dealer Agreement. Please forward two executed copies of this Soliciting Dealer Agreement to: G.research, LLC, One Corporate Center, Rye, New York 10580, Attn: Robert Cullen.

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A signed copy of this Soliciting Dealer Agreement will be promptly returned to the Soliciting Dealer at the address set forth below.

Very truly yours,

G.research, LLC

By:
Name:
Title:

PLEASE COMPLETE THE INFORMATION BELOW:

Printed Firm Name	Address

Contact at Solicitation Dealer

Authorized Signature	Area Code and Telephone Number

Name and Title	Facsimile Number

Dated:

Payment of the Solicitation Fee shall be mailed by check to the following address:

Schedule I

Solicitation Fee

$            per Combination purchased